Exhibit 99.1

SWISHER HYGIENE INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On November 15, 2012, Swisher Hygiene Inc. (“the Company”) completed a stock sale (the “Sale”) of Choice Environmental Services and other previously acquired businesses, including Lawson Sanitation LLC, Central Carting Disposal, Inc., and FSR Transporting & Crane Services, Inc., that with Choice comprised the Company’s Waste segment, to Waste Services of Florida, Inc. for $123.3 million. The transaction resulted in a gain of $13.8 million after recording $22 million of tax benefits. The stock purchase agreement stipulated customary purchase price adjustments related to closing balance sheet working capital targets and, in addition, that $12.5 million of the purchase price consideration will be reserved and held back in escrow by the purchaser (“the holdback amount”) and paid subject to financial adjustments regarding defined long-term assets and EBITDA targets for the three months ended September 30, 2012.

The following Unaudited Pro Forma Consolidated Financial Information of the Company has been derived from the historical financial statements of the Company, as adjusted, to give effect to the Sale. The historical financial statements of the Company as set forth herein has been derived from the historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended September 30, 2012, wherein the Waste segment was presented as a discontinued operation for the Company. The Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2012, includes pro forma adjustments giving effect to the Sale as if it had occurred on that date. The Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2012, and for the year ended December 31, 2011, includes pro forma adjustments giving effect to the Sale as if it had occurred on December 31, 2010.

The Unaudited Pro Forma Consolidated Financial Information is presented to comply with the rules and regulations of the Securities and Exchange Commission governing the disclosure of pro forma information. The Unaudited Pro Forma Consolidated Financial Information has been provided for informational purposes only and should not be considered indicative of the financial condition or results of operations that would have been achieved had the Sale occurred as of the dates presented. Accordingly, the Unaudited Pro Forma Consolidated Financial Information should not be read to be indicative of the Company’s financial condition or results of operations that might be achieved as of any future date or for any future period. The Unaudited Pro Forma Consolidated Financial Information, including the notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the years ended December 31, 2012 and 2011, and its Quarterly Reports on Form 10-Q filed for its quarters ended, March 31, June 30, and September 30, 2012.

Swisher Hygiene, Inc.

Pro Forma Consolidated Balance Sheet

As of September 30, 2012

	Historical	(Unaudited) Pro Forma Adjustments		(Unaudited) Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$9,876	$111,841	A	$121,717
Restricted cash	—			—
Accounts receivable, net	22,567			22,567
Inventory	16,719			16,719
Assets of discontinued operations	139,975	(139,975)	B	—
Other assets	3,471	12,500	C	15,971

Total current assets	192,608	(15,634)		176,974

Property and equipment, net	47,533			47,533
Goodwill	107,586			107,586
Other intangibles, net	51,970			51,970
Deferred income tax assets	14,829			14,829
Other noncurrent assets	3,604			3,604

	$418,130	$(15,634)		$402,496

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$33,207	$3,030	D	$36,237
Related Party Payable	—			—
Long-term debt and obligations due within one year	30,784			30,784
Advances from shareholder	2,000			2,000
Liabilities of discontinued operations	32,508	(32,508)	B	—

Total current liabilities	98,499	(29,478)		69,021

Long term debt and obligations	12,409			12,409
Other long-term liabilities	3,389			3,389

Total noncurrent liabilities	15,798	—		15,798

Commitments and contingencies

Equity
Total Swisher Hygiene Inc. stockholders’ equity	303,811	13,844	E	317,655
Non-controlling interest	22			22

Total stockholders’ equity	303,833	13,844		317,677

	$418,130	$(15,634)		$402,496

Swisher Hygiene, Inc.

Pro Forma Consolidated Statement of Operations

For the Nine Months Ended September 30, 2012

	Nine Months Ended September 30, 2012
	Historical	Unaudited Pro Forma Adjustments		Unaudited Pro Forma
Revenue:
Product	$156,409	$—		$156,409
Services	20,016	—		20,016
Franchise and other	928	—		928

Total Revenue	177,353	—		177,353

Costs and expenses:
Cost of sales (exclusive of route expenses and related depreciation and amortization)	78,124	—		78,124
Route expenses	31,756	—		31,756
Selling, general and administrative	95,598	—		95,598
Acquisition and merger expenses	220	—		220
Depreciation and amortization	15,820	—		15,820

Total costs and expenses	221,518	—		221,518

Loss from continuing operations	(44,165)	—		(44,165)

Other expense, net	(1,306)	—		(1,306)

Net loss from continuing operations before income taxes	(45,471)	—		(45,471)
Income tax expense	(109)	—		(109)

Net loss from continuing operations	(45,580)	—		(45,580)
Income from discontinued operations, net of tax	1,866	(1,866)	F	—

Net Loss	(43,714)	(1,866)		(45,580)
Net income attributable to non-controlling interest	—	—		—

Net loss attributable to Swisher Hygiene Inc.	$(43,714)	$(1,866)		$(45,580)

Swisher Hygiene, Inc.

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2011

	Year Ended December 31, 2011
	Historical	Unaudited Pro Forma Adjustments		Unaudited Pro Forma
Revenue:
Product	$131,109	$—		$131,109
Services	26,107	—		26,107
Franchise and other	3,401	—		3,401

Total Revenue	160,617	—		160,617

Costs and expenses:
Cost of sales (exclusive of route expenses and related depreciation and amortization)	67,942	—		67,942
Route expenses	33,254	—		33,254
Selling, general and administrative	79,557	—		79,557
Acquisition and merger expenses	6,107	—		6,107
Depreciation and amortization	12,690	—		12,690
Gain from bargain purchase	(4,359)	—		(4,359)

Total costs and expenses	195,191	—		195,191

Loss from continuing operations	(34,574)	—		(34,574)

Other expense, net	(6,765)	—		(6,765)

Net loss from continuing operations before income taxes	(41,339)	—		(41,339)
Income tax benefit	16,616	—		16,616

Net loss from continuing operations	(24,723)	—		(24,723)
Loss from discontinued operations, net of tax	(623)	623	F	—

Net Loss	(25,346)	623		(24,723)
Net income attributable to non-controlling interest	6	—		6

Net loss attributable to Swisher Hygiene Inc.	$(25,340)	$623		$(24,717)

SWISHER HYGIENE INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

A.	Reflects an adjustment to record the cash proceeds of $111.8 million from the Sale.

B.	Reflects adjustments to eliminate $140.0 million of assets and $32.5 million of liabilities sold in the Sale.

C.	Reflects an adjustment to record the $12.5 million holdback receivable from the buyer as additional proceeds on the Sale.

D.	Reflects an adjustment to record additional liabilities incurred as a result of the Sale of $3.0 million.

E.	Reflects the adjustment to retained earnings to record the gain on the Sale of $13.8 million.

F.	Reflects the adjustments to eliminate the income and losses from the operations of the Waste Segment of $1.9 million for the nine months ended September 30, 2012 and $0.6 million for the year ended December 31, 2011.